Exhibit 99.1
N E W S R E L E A S E

Contact:	Peter D. Brown Senior Vice President, Chief Information Officer and Investor Relations Foot Locker, Inc. (212) 720-4254

Foot Locker, Inc. Names Ken C. Hicks as President and Chief Executive Officer
Matthew D. Serra to Remain as Chairman of the Board until Year End

NEW YORK, NY, June 25, 2009 – Foot Locker, Inc. (NYSE:FL), the New York-based specialty athletic retailer, today announced that its Board of Directors has elected Ken C. Hicks to become its President and Chief Executive Officer, effective August 17, 2009. Mr. Hicks was also elected a member of Foot Locker’s Board of Directors as of that date.

Mr. Hicks will succeed Matthew D. Serra, who has been Foot Locker, Inc.’s Chief Executive Officer since March 2001 and Chairman of the Board since February 2004. Mr. Serra, age 64, will continue as Foot Locker’s Chairman of the Board until his planned retirement at the end of the Company’s current fiscal year, January 30, 2010. He will also retire from the Board of Directors on that date.

Mr. Serra stated “I am very pleased that Foot Locker has been able to recruit a seasoned retail executive of Ken’s stature and experience to become the next Chief Executive Officer. I look forward to working with him in the coming months to help ensure a smooth and effective transition.”

Mr. Hicks stated “It is rare that an opportunity to lead an international specialty retailer like Foot Locker, Inc. arises. I am very pleased to be joining Foot Locker, and I look forward to working with Matt, the Board of Directors, and the management team to continue and improve the Company’s record of success.”

James E. Preston, Foot Locker’s lead director, stated “The Board of Directors is very pleased that Ken Hicks will be joining the Company. His many years of experience with several high quality retail companies will serve him well as he leads Foot Locker. The Board also expresses its appreciation to Matt Serra for his work at Foot Locker over the past almost 11 years, eight of them as Chief Executive Officer. Matt set a high standard of leadership and excellence for the Company, contributing towards many years of success and allowing the Company to remain financially strong during periods when the external challenges were significant. We wish him well as he moves into retirement at the end of this year.”

Ken C. Hicks, age 56, has served as President and Chief Merchandising Officer of J.C. Penney Company, Inc. since 2005 and has been a member of its Board of Directors since 2008. From 2002 to 2004 he was Penney’s President and Chief Operating Officer of Stores and Merchandise Operations. Prior to joining Penney, Mr. Hicks was President of Payless ShoeSource, Inc. He is a graduate of the United States Military Academy and holds an M.B.A. from Harvard Business School. He serves on the boards of Avery Dennison Corporation and Southern Methodist University’s Cox School of Business.

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Foot Locker, Inc. 112 West 34th Street New York NY 10120 Tel. 212.720.3700

Matthew D. Serra, age 64, joined Foot Locker, Inc. in 1998 as President and Chief Executive Officer of Foot Locker Worldwide. He became President and Chief Operating Officer in 2000, President and Chief Executive Officer in 2001, and Chairman of the Board in 2004.

Foot Locker, Inc. is the world’s leading retailer of athletic footwear and apparel. Headquartered in New York City, it operates approximately 3,600 athletic retail stores in 21 countries in North America, Europe, and Australia under the brand names Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, and Champs Sports. Additionally, the Company’s Footlocker.com/ Eastbay/CCS business operates a direct-to-customers business offering athletic footwear, apparel, and equipment through its Internet and catalog channels.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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